Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED MAY 31, 2009

Matrix Service Announces Change in Fiscal Year and Provides Guidance for Fiscal 2010

Fourth-Quarter Fiscal 2009 Highlights:

•	Revenues were $179.9 million;

•	Gross margins were 13.0%;

•	Operating income was $11.1 million;

•	Fully diluted EPS was $0.26 per share; and

•	Backlog was $401.1 million as of May 31, 2009.

Twelve-Month Fiscal 2009 Highlights:

•	Revenues were $689.7 million;

•	Gross margins were 13.7%;

•	Record operating income of $47.3 million; and

•	Record fully diluted EPS of $1.16 per share.

TULSA, OK – August 4, 2009 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the fourth quarter and fiscal year ended May 31, 2009.

Fourth Quarter of Fiscal 2009 Results

Net income for the fourth quarter of fiscal 2009 was $6.7 million, or $0.26 per fully diluted share, versus net income in the fourth quarter of fiscal 2008 of $8.9 million, or $0.34 per fully diluted share. Consolidated revenues were $179.9 million in fourth quarter compared to $194.1 million in the fourth quarter of fiscal 2008. The decline in fourth quarter consolidated revenues was the result of a decrease in the Construction Services segment of $20.8 million partially offset by an increase in the Repair and Maintenance Services segment of $6.6 million.

Mike Bradley, chief executive officer stated, “As we expected, the fourth quarter improved significantly from the third quarter due to strong project execution on a higher revenue volume. We are very pleased with these results and proud of the record year achieved by Matrix Service despite the challenging economic environment we encountered for much of the year.”

Revenues for the Construction Services segment were $100.5 million, compared with $121.3 million in the same period a year earlier. The decrease was primarily due to lower Downstream Petroleum revenues, which decreased to $30.0 million in the fourth quarter of fiscal 2009, compared to $43.6 million in the year earlier period, lower Aboveground Storage Tank revenues, which decreased to $40.0 million in the fourth quarter in fiscal 2009, compared to $52.5 million the year earlier period, and lower Specialty revenues, which decreased to $8.7 million in the fourth quarter of fiscal 2009, compared to $17.3 million in the year earlier period, and, partially offset by higher Electrical and Instrumentation revenues, which improved from $7.9 million in fiscal 2008 to $21.8 million in the current period.

Revenues for the Repair and Maintenance Services segment were $79.4 million, compared to $72.8 million in the year earlier period. The improvement was due to higher Downstream Petroleum revenues, which increased to $41.5 million in the fourth quarter of fiscal 2009, compared to $22.4 million in the year earlier period and higher Electrical and Instrumentation revenues, which increased to $7.9 million, compared to $7.4 million in the year earlier period. These were partially offset by lower Aboveground Storage Tank revenues, which decreased from $43.0 million in fiscal 2008 to $30.0 million in the current period.

Consolidated gross profit decreased from $24.0 million in the fourth quarter of fiscal 2008 to $23.3 million in the fourth quarter of fiscal 2009. The decrease was due to a 7.3% decline in consolidated revenues, partially offset by higher gross margins, which improved to 13.0% from 12.3% in the same period of fiscal 2008. The gross margin improvement was due to higher margins in the Construction Services segment, where the gross margin increased to 13.8% in the current fiscal year up from 12.3% in the prior fiscal year. The Repair and Maintenance Services segment gross margins decreased to 12.0% in the current year period compared to 12.5% in the fourth quarter of fiscal 2008.

Consolidated SG&A expenses increased $2.5 million to $12.3 million in the fourth quarter of fiscal 2009 compared to $9.8 million in the fourth quarter of fiscal 2008. The increase was primarily due to the costs of our expansion into Western Canada and the Gulf Coast Region, the acquisition of S.M. Electric Company, Inc. (“SME”) in February 2009, increased professional fees and higher employee related and facility costs incurred to build the infrastructure and sales force necessary to support our long term growth plan. SG&A expense as a percentage of revenue increased to 6.8% in fiscal 2009 compared to 5.0% in the same period of the prior fiscal year due to the increase in expense combined with the $14.2 million decline in revenues.

EBITDA(1) was $14.2 million compared to $16.4 million in the same period last year.

Consolidated backlog as of May 31, 2009 was $401.1 million compared to $452.5 million at the end of the third fiscal quarter. Contributing to the change were awards of $142.4 million and project cancellations of $14.0 million.

Fiscal Year 2009 Results

For the fiscal year ended May 31, 2009, net income grew to $30.6 million, or $1.16 per fully diluted share, up from net income of $21.4 million, or $0.80 per fully diluted share in fiscal 2008. Consolidated revenues were $689.7 million in fiscal 2009, a decrease of $41.6 million from consolidated revenues of $731.3 million in fiscal 2008. The decline in consolidated revenues was the result of a decrease in the Construction Services segment of $60.7 million, offset partially by an increase of $19.1 million in the Repair and Maintenance Services segment.

Revenues for the Construction Services segment were $395.2 million, compared with $455.9 million in the same period a year earlier. The decrease of $60.7 million was primarily due to lower Specialty revenues, which decreased $50.8 million as the construction of the tanks on a Gulf Coast LNG project was completed in the fourth quarter of fiscal 2008. In addition, Aboveground Storage Tank revenues decreased $23.6 million to $177.8 million in fiscal 2009, compared to $201.4 million a year earlier, and Downstream Petroleum revenues decreased $12.2 million to $144.2 million in fiscal 2009, compared to $156.4 million in fiscal 2008. Partially offsetting these declines was higher Electrical and Instrumentation revenues, which increased $25.9 million to $45.9 million in fiscal 2009, compared to $20.0 million a year earlier.

Revenues for the Repair and Maintenance Services segment were $294.5 million in fiscal 2009 compared to $275.4 million in fiscal 2008. The improvement was due to higher Downstream Petroleum revenues, which increased $17.2 million to $106.2 million in fiscal 2009, compared to $89.0 million in the prior fiscal year and higher Electrical and Instrumentation revenues, which increased $3.6 million to $22.0 million in fiscal 2009, compared to $18.4 million in fiscal 2008. These increases were partially offset by lower Aboveground Storage Tank revenues, which decreased $1.7 million to $166.3 million in fiscal 2009 from $168.0 million during fiscal 2008.

Consolidated gross profit increased from $75.1 million in fiscal 2008 to $94.3 million in fiscal 2009. The improvement of $19.2 million or 25.6% was due to higher gross margins, which improved from 10.3% in fiscal 2008 to 13.7% in fiscal 2009. The gross margin improvement was due to higher margins in the Construction Services segment, where the gross margin increased to 12.9% in the current fiscal year up from 7.3% in the prior fiscal year. The Repair and Maintenance Services segment gross margins were 14.7% in fiscal 2009 compared to 15.3% in fiscal 2008.

Consolidated SG&A expenses increased $6.4 million, or 15.8%, in fiscal 2009 to $47.0 million, from $40.6 million for fiscal 2008. The increase was primarily due to the costs of our expansion into Western Canada and the Gulf Coast Region, the SME acquisition, and higher employee related and facility costs incurred to build the infrastructure and sales force necessary to support our long-term growth plan. SG&A expense, as a percentage of revenue, increased to 6.8% in fiscal 2009 compared to 5.6% in fiscal 2008.

EBITDA(1) increased to $59.1 million, from $42.9 million in the same period last year.

Financial Position

During the fourth quarter, the Company increased its cash balance from $22.6 million as of February 28, 2009, to $34.6 million as of May 31, 2009. The Company did not borrow under its $75 million revolving credit facility during the three months and year ended May 31, 2009.

Change in Fiscal Year

On July 30, 2009, the Company’s Board of Directors approved a change in the Company’s fiscal year end to June 30, effective immediately. In early November, the Company will report operating results for the month ended June 30, 2009 and the quarter ended September 30, 2009.

Earnings Guidance

Mr. Bradley provided the following comments regarding earnings guidance, “We believe the Company is well positioned to manage through the current economic environment and to capitalize on opportunities as the market improves. We also believe that our strong financial position will enable us to pursue strategic acquisitions that arise in this market. With the remainder of calendar 2009 expected to be challenging for both the Construction Services and Repair and Maintenance Services segments, the Company expects to achieve earnings in fiscal 2010 in the range of $0.80 per fully diluted share to $1.10 per fully diluted share. Capital expenditures are expected to be approximately $12 million.”

1)	The Company believes that EBITDA (earnings before interest, income taxes, depreciation and amortization) is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, New Jersey, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long, Vice President Finance and CFO

T: +1-918-838-8822

E: telong@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Managing Director

Grayling

T: +1-646-284-9418

E: truc.nguyen@us.grayling.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

	Fiscal Year Ended May 31,
	2009	2008	2007
Revenues	$689,720	$731,301	$639,846
Cost of revenues	595,397	656,184	573,960

Gross profit	94,323	75,117	65,886
Selling, general and administrative expenses	47,006	40,566	32,836

Operating income	47,317	34,551	33,050

Other income (expense):
Interest expense	(563)	(890)	(2,403)
Interest income	330	82	139
Other	675	(27)	328

Income before income taxes	47,759	33,716	31,114

Provision for federal, state and foreign income taxes	17,170	12,302	11,943

Net income	$30,589	$21,414	$19,171

Basic earnings per common share	$1.17	$0.81	$0.83

Diluted earnings per common share	$1.16	$0.80	$0.74

Weighted average common shares outstanding:

Basic	26,121	26,427	23,056
Diluted	26,390	26,875	26,752

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	As of May 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$34,553	$21,989
Accounts receivable, less allowances (2009 - $710; 2008 - $269)	122,283	105,858
Costs and estimated earnings in excess of billings on uncompleted contracts	35,619	49,940
Inventories	4,926	4,255
Income tax receivable	647	—
Deferred income taxes	4,843	4,399
Prepaid expenses	3,935	3,357
Other current assets	3,044	809

Total current assets	209,850	190,607

Property, plant and equipment, at cost:
Land and buildings	27,319	24,268
Construction equipment	53,925	47,370
Transportation equipment	17,971	16,927
Furniture and fixtures	14,527	11,781
Construction in progress	812	6,712

	114,554	107,058
Accumulated depreciation	(55,745)	(49,811)

	58,809	57,247

Goodwill	25,768	23,329
Other intangible assets	4,571	—
Other assets	4,453	3,410

Total assets	$303,451	$274,593

Matrix Service Company

Consolidated Balance Sheets (continued)

(In thousands, except share data)

	As of May 31,
	2009	2008
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$48,668	$53,560
Billings on uncompleted contracts in excess of costs and estimated earnings	51,305	48,709
Accrued insurance	7,612	8,451
Accrued wages and benefits	16,566	14,976
Income tax payable	—	2,028
Current capital lease obligation	1,039	1,042
Other accrued expenses	2,200	1,015

Total current liabilities	127,390	129,781

Long-term capital lease obligation	850	1,000
Deferred income taxes	4,822	5,112

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of May 31, 2009 and 2008	279	279
Additional paid-in capital	110,272	108,402
Retained earnings	75,393	44,809
Accumulated other comprehensive income	596	1,584

	186,540	155,074

Less treasury stock, at cost – 1,696,517 and 1,825,600 shares as of May 31, 2009 and 2008	(16,151)	(16,374)

Total stockholders’ equity	170,389	138,700

Total liabilities and stockholders’ equity	$303,451	$274,593

Results of Operations

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Total
Three Months Ended May 31, 2009
Gross revenues	$106,171	$79,393	$—	$185,564
Less: Inter-segment revenues	5,685	8	—	5,693

Consolidated revenues	100,486	79,385	—	179,871
Gross profit	13,821	9,501	—	23,322
Operating income	6,360	4,710	—	11,070
Income before income tax expense	6,225	4,650	—	10,875
Net income	3,943	2,802	—	6,745
Segment assets	154,817	112,929	35,705	303,451
Capital expenditures	225	491	649	1,365
Depreciation and amortization expense	1,928	1,215	—	3,143

Three Months Ended May 31, 2008
Gross revenues	$127,050	$73,248	$—	$200,298
Less: Inter-segment revenues	5,757	421	—	6,178

Consolidated revenues	121,293	72,827	—	194,120
Gross profit	14,888	9,078	—	23,966
Operating income	8,783	5,409	—	14,192
Income before income tax expense	8,654	5,317	—	13,971
Net income	5,488	3,378	—	8,866
Segment assets	150,174	93,052	31,367	274,593
Capital expenditures	2,537	1,279	1,376	5,192
Depreciation and amortization expense	1,351	992	—	2,343

Twelve Months Ended May 31, 2009
Gross revenues	$422,223	$295,579	$—	$717,802
Less: Inter-segment revenues	26,983	1,099	—	28,082

Consolidated revenues	395,240	294,480	—	689,720
Gross profit	50,959	43,364	—	94,323
Operating income	22,111	25,206	—	47,317
Income before income tax expense	21,973	25,786	—	47,759
Net income	14,207	16,382	—	30,589
Segment assets	154,817	112,929	35,705	303,451
Capital expenditures	2,586	2,316	5,081	9,983
Depreciation and amortization expense	6,271	4,489	—	10,760

Twelve Months Ended May 31, 2008
Gross revenues	$472,696	$278,818	$—	$751,514
Less: Inter-segment revenues	16,809	3,404	—	20,213

Consolidated revenues	455,887	257,414	—	731,301
Gross profit	33,081	42,036	—	75,117
Operating income (loss)	8,579	25,997	(25)	34,551
Income (loss) before income tax expense	7,950	25,791	(25)	33,716
Net income (loss)	5,483	15,946	(15)	21,414
Segment assets	150,174	93,052	31,367	274,593
Capital expenditures	9,272	4,363	4,667	18,302
Depreciation and amortization expense	4,966	3,407	—	8,373

Segment Revenue from External Customers by Industry Type

(In thousands)

	Construction Services	Repair & Maintenance Services	Total
Three Months Ended May 31, 2009
Aboveground Storage Tanks	$40,049	$29,950	$69,999
Downstream Petroleum	29,962	41,545	71,507
Electrical and Instrumentation	21,808	7,890	29,698
Specialty	8,667	—	8,667

Total	$100,486	$79,385	$179,871

Three Months Ended May 31, 2008
Aboveground Storage Tanks	$52,538	$43,037	$95,575
Downstream Petroleum	43,580	22,418	65,998
Electrical and Instrumentation	7,859	7,372	15,231
Specialty	17,316	—	17,316

Total	$121,293	$72,827	$194,120

Twelve Months Ended May 31, 2009
Aboveground Storage Tanks	$177,821	$166,348	$344,169
Downstream Petroleum	144,179	106,149	250,328
Electrical and Instrumentation	45,874	21,983	67,857
Specialty	27,366	—	27,366

Total	$395,240	$294,480	$689,720

Twelve Months Ended May 31, 2008
Aboveground Storage Tanks	$201,446	$167,970	$369,416
Downstream Petroleum	156,371	89,001	245,372
Electrical and Instrumentation	19,975	18,443	38,418
Specialty	78,095	—	78,095

Total	$455,887	$275,414	$731,301

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.

The following table provides a rollforward of our backlog for the three-months ended May 31, 2009:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of February 28, 2009	$272,601	$179,879	$452,480
New backlog awarded	75,423	67,000	142,423
Backlog acquired	—	—	—
Backlog cancelled	(13,959)	—	(13,959)
Revenue recognized on contracts in backlog	(100,486)	(79,385)	(179,871)

Backlog as of May 31, 2009	$233,579	$167,494	$401,073

The following table provides a rollforward of our backlog for the twelve-months ended May 31, 2009:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of May 31, 2008	$325,341	$141,967	$467,308
New backlog awarded	323,752	312,371	636,123
Backlog acquired	28,262	10,378	38,640
Backlog cancelled	(48,536)	(2,742)	(51,278)
Revenue recognized on contracts in backlog	(395,240)	(294,480)	(689,720)

Backlog as of May 31, 2009	$233,579	$167,494	$401,073

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, which are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•

It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended		Twelve Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
	(In thousands)		(In thousands)
Net income	$6,745	$8,866	$30,589	$21,414
Interest expense (net of interest income in 2008)	187	105	563	808
Provision for income taxes	4,130	5,105	17,170	12,302
Depreciation and amortization	3,143	2,343	10,760	8,373

EBITDA	$14,205	$16,419	$59,082	$42,897